Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

WIKILOAN, INC.

AND

WIKIPAY, INC.

FEBRUARY 10, 2012

1. DEFINITIONS		5

2. THE MERGER		10
2.1	Merger of WikiPay and WikiLoan.	10
2.2	Effective Time.	11
2.3	Closing.	11
2.4	Effect of Merger.	11

3. REPRESENTATIONS AND WARRANTIES OF WIKIPAY		13
3.1	Corporate Organization.	14
3.2	Capitalization.	14
3.3	Authorization of Transaction.	14
3.4	Compliance with Other Instruments, Etc.	15
3.5	WikiPay Documentation.	15
3.6	Financial Statements.	16
3.7	Absence of Certain Changes or Events.	16
3.8	Undisclosed Liabilities.	16
3.9	Brokers' Fees.	16
3.10	Tax and Accounting Matters.	16
3.11	Real Property.	17
3.12	Tangible Personal Property.	17
3.13	Compliance with Laws.	18
3.14	Employee Benefit Plans.	18
3.15	Labor Matters;	18
3.16	Material Contracts.	18
3.17	Legal Proceedings.	19
3.18	Environmental.	19
3.19	Anti-Takeover Statutes and Devices.	19
3.20	Intellectual Property.	20
3.21	Insurance.	20
3.22	Due Diligence Materials.	20
3.23	Customers.	20
3.24	Suppliers.	20
3.25	Key Employees.	21
3.26	Product Liability.	21
3.27	Interests of Officers and Directors.	21
3.28	Disclosure.	21
3.29	Fairness Opinion.	21

4. REPRESENTATIONS AND WARRANTIES OF WIKILOAN		22
4.1	Corporate Organization.	22
4.2	Capitalization.	22
4.3	Authorization of Transaction.	23
4.4	Compliance with Other Instruments, Etc.	23
4.5	Filings with the SEC.	24

4.6	Financial Statements.	24
4.7	Absence of Certain Changes or Events.	24
4.8	Undisclosed Liabilities.	24
4.9	Brokers' Fees.	25
4.10	Tax and Accounting Matters.	25
4.11	Real Property.	26
4.12	Tangible Personal Property.	26
4.13	Compliance with Laws.	27
4.14	Employee Benefit Plans.	27
4.15	Labor Matters; WARN Act.	27
4.16	Material Contracts.	28
4.17	Legal Proceedings.	28
4.18	Environmental.	28
4.19	Board Approval.	29
4.20	Intellectual Property.	29
4.21	Insurance.	29
4.22	Due Diligence Materials.	30
4.23	Customers.	30
4.24	Suppliers.	30
4.25	Key Employees.	30
4.26	Product Liability.	30
4.27	Interests of Officers and Directors.	31
4.28	Disclosure.	31

5. ADDITIONAL AGREEMENTS		31
5.1	Conduct of Business of WikiPay.	31
5.2	Other Transactions	33
5.3	Stockholder Approval.	35
5.4	Reasonable Efforts.	35
5.5	Access to Information.	36
5.6	Indemnification of Directors and Officers.	36
5.7	Tax Matters.	37
5.8	Notices and Consents.	38
5.9	Regulatory Matters and Approvals.	38
5.10	Notice of Developments.	39
5.11	Covenants Regarding Closing Conditions.	39
5.12	Cooperation with Respect to Certain Litigation.	39

6. CONDITIONS TO OBLIGATION TO CLOSE		39
6.1	Conditions to Each Party's Obligations.	39
6.2	Conditions to Obligations of WikiLoan.	40
6.3	Conditions to Obligations of WikiPay.	40

7. TERMINATION		42

8. MISCELLANEOUS		44
8.1	Survival.	44

8.2	Press Releases and Public Announcements.	44
8.3	No Third Party Beneficiaries.	44
8.4	Entire Agreement.	44
8.5	Succession and Assignment.	44
8.6	Counterparts.	45
8.7	Headings.	45
8.8	Notices.	45
8.9	Governing Law.	46
8.10	Amendments and Waivers.	46
8.11	Severability.	46
8.12	Expenses.	46
8.13	Construction.	47
8.14	Incorporation of Exhibits and Schedules.	47

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) entered into as of February 10, 2012 by and among WikiLoan , Inc., a Delaware corporation (“WikiLoan”), , and WikiPay, Inc., a Delaware corporation, together with WikiPay’s two wholly owned subsidiaries (the “Subsidiaries”) WikiPay SA, a Mexico corporation, and WikiPay Ltd., a UK corporation (collectively referenced as “WikiPay”). WikiLoan and WikiPay are referred to collectively herein as the “Parties.”

This Agreement contemplates a tax-free merger of between and among WikiPay and WikiLoan, with respect to the anticipated acquisition of all of the assets and issued and outstanding capital stock of WikiPay by WikiLoan. The parties intend to structure the Transaction as a tax-free reorganization pursuant to Section 368(a) of the Code with WikiPay merging with and into WikiLoan.

Immediately prior to the execution of this Agreement, the Board of Directors of WikiLoan and WikiPay have determined that it is in the best interest of their respective companies and their stockholders to consummate the strategic business combination transaction provided for in this Agreement in which WikiPay will, on the terms and subject to the conditions set forth in this Agreement, merge with and into WikiLoan (the “Merger).

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.           DEFINITIONS.

“Additional Person” has the meaning set forth in Section 5.11 below.

“Affiliate” has the meaning specified in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934.

“Alternative Proposal” has the meaning set forth in Section 5.2(a) below.

“Certificate of Merger” means the certificate of merger with respect to the merger of WikiPay with and into WikiLoan, containing the provisions required by, and executed in accordance with, Section 251 of the DGCL.

“Claim” has the meaning set forth in Section 5.7(a) below.

“Closing” means the Closing of the Merger.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of January 3, 2012 between WikiLoan and WikiPay, as amended, supplemented or otherwise modified from time to time.

“Confidential Information” has the meaning specified in the Confidentiality Agreement.

“Controlled Group Liability” has the meaning set forth in Section 3.14(e) below.

“DGCL” means the Delaware General Corporation Law.

“Effective Time” has the meaning set forth in Section 2.2 below.

“Environmental Laws” means all applicable federal, state and local laws, rules and regulations relating to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), natural resources or protection of human health as it relates to the environment including laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and all regulations promulgated thereunder, as in effect from time to time.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that is treated as a single employer with WikiPay under Section 414(b) or (c) of the Code.

“Exchange Agent” has the meaning set forth in Section 2.4(i) below.

“Exchange Ratio” has the meaning set forth in Section 2.4(e) below.

“Family Member” means, with respect to any Person who is an individual, any family member of such Person (including parents, children, grandchildren, and spouses).

“Family Member Affiliate” means, with respect to any Person, (i) Affiliates of such Person, (ii) Family Members of such Affiliates, and (iii) Affiliates of such Family Members.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Approvals” has the meaning set forth in Section 5.13(a) below.

“Governmental Authority” means any federal, state, municipal, political subdivision or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, including taxing authorities.

“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hazardous Materials” means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs"); (B) any chemicals, materials or substances which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import under any Environmental Law and (C) with respect to any Person, any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which such Person operates.

“Indemnified Parties” has the meaning set forth in Section 5.7(a) below.

“IRS” means the Internal Revenue Service.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the business, assets, liabilities, financial condition or results of operations of such Person taken as a whole, or a material adverse effect on the ability of such Person to perform its obligations hereunder, other than fluctuations in the market price of WikiLoan Shares or the WikiPay Shares, or effect arising out of general economic conditions or from changes in or affecting the modular building industry  generally.

“Material Contract” means, with respect to any Person, all of the following:

(A)  (i) each agreement pursuant to which such Person is entitled to receive amounts in excess of $500,000 (or, if such Person shall be WikiLoan, $1,000,000) or the fair market equivalent thereof in goods or services on an annual or annualized basis; and (ii) each agreement pursuant to which such Person is obligated to pay an amount in excess of $500,000 (or, if such Person shall be WikiLoan, $1,000,000) or the fair market equivalent thereof in goods or services on an annual or annualized basis;

(B)  each partnership or joint venture agreement to which such Person is a party involving amounts in excess of $500,000 in annual revenue or obligations;

(C)  each agreement to which such Person is a party limiting the right of such Person, or any other person to engage in or compete with any person in any business or geographical area;

(D)  each agreement or other arrangement of or involving such Person with respect to indebtedness for money borrowed, including letters of credit, guaranties, indentures, swaps, off balance sheet items and similar agreements in excess of $50,000;

(E)  each management, consulting, employment, severance or similar agreement requiring the payment of compensation in excess of $75,000 (or, if such Person shall be WikiLoan, $75,000) annually, to which such Person is a party and which may not be terminated by such Person without penalty on 90 days (or less) notice; and, in the case where such Person is WikiPay, each agreement providing for any “golden parachute” or providing for payments upon or following any change of control of such Person thereof;

(F)  each collective bargaining agreement to which such Person is a party;

(G)  each agreement to which such Person or any is a party with any Family Member Affiliate of such Person other than any (i) employment agreement described under clause (E) of this definition above, and (ii) employment agreement requiring the payment of compensation not in excess of $10,000 (or, if such Person shall be WikiLoan, $10,000), annually; and

(H)  each stockholder agreement, voting trust agreement, share purchase   agreement, registration rights agreement or other similar agreement granting rights to one or more stockholders of such Person, restricting the voting or transferability of the capital stock of such Person or otherwise pertaining to the capital stock of such Person or any interest (economic or voting) therein, in each case to which such Person is a party or of which such Person has knowledge.

“Merger” has the meaning set forth in Section 2.1 below.

“Merger Consideration” means the cash and WikiLoan Shares to be received in the Merger in exchange for WikiPay Shares at the Exchange Ratio.

“WikiPay” has the meaning set forth in the preface above.

“WikiPay Benefit Plan” has the meaning set forth in Section 3.14(a) below.

“WikiPay Common Stock” has the meaning set forth in Section 3.2 below.

“WikiPay Contract” means each Material Contract determined with respect to WikiPay.

“WikiPay Disclosure Schedule” means the disclosure schedule, dated as of the date of this Agreement, and delivered by WikiPay to WikiLoan.

“WikiPay Financial Statements” has the meaning set forth in Section 3.6 below.

“WikiPay Indemnity Agreements” has the meaning set forth in Section 5.7(a).

“WikiPay Properties” has the meaning set forth in Section 3.11 below.

“WikiPay Documentation” has the meaning set forth in Section 3.5 below.

“WikiPay Representatives” has the meaning set forth in Section 5.6 below.

“WikiPay Share” means any share of the Common Stock, $.0001 par value per share, of WikiPay.

“WikiPay Stockholder” means any Person who or which holds any WikiPay Shares.

“WikiLoan” has the meaning set forth in the preface above.

“WikiLoan Common Stock” has the meaning set forth in Section 4.2 below.

“WikiLoan Contract” means each Material Contract determined with respect to WikiLoan.

“WikiLoan Disclosure Schedule” means the disclosure schedule, dated as of the date of this Agreement, and delivered by WikiLoan to WikiPay.

“WikiLoan Financial Statements” has the meaning set forth in Section 4.6 below.

“WikiLoan-Owned WikiPay Share” means any WikiPay Share beneficially owned by WikiLoan.

“WikiLoan Public Reports” has the meaning set forth in Section 4.5 below.

“WikiLoan Representatives” has the meaning set forth in Section 5.6 below.

“WikiLoan Share” means any share of the Common Stock, $.0001 par value per share, of WikiLoan.

“Notifying Party” has the meaning set forth in Section 5.11(a) below.

“Ordinary Course of Business” means, with respect to any Person, the ordinary course of business of such Person consistent with past custom and practice (including with respect to quantity and frequency) of such Person.

“Party(ies)” has the meaning set forth in the preface above.

“Pension Plan” means any “employee pension benefit plan,” as defined in Section 3(2) of ERISA.

“Person” means an individual, a partnership, a corporation, an association, limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental or other entity (or any department, agency, or political subdivision thereof).

“Proxy Statement” means the joint proxy statement to be sent to the stockholders of WikiLoan and WikiPay for use at the Stockholders Meetings.

“Release” means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

“Returns” means all returns, reports, declarations of estimated tax, information statements and other filings required to be filed in connection with, any Taxes, including, without limitation, information returns or reports with respect to backup or employee withholding and other payments to third parties.

“SEC” means the Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended.

“Securities Exchange Act” or “Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Series A Preferred Stock” has the meaning set forth in Section 4.2 below.

“Subsidiary” means, with respect to any specified Person (“WikiPay”), any other Person of which more than 50% of the total voting power of shares of capital stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or other governing body thereof is at the time owned or controlled, directly or indirectly, by WikiPay and/or one or more of the other Subsidiaries of WikiPay.

“Substitute Option” has the meaning set forth in Section 2.4(h) below.

“Superior Proposal” has the meaning set forth in Section 5.2(b) below.

“Surviving Corporation” has the meaning set forth in Section 2.1 below.

“Taxes” means all federal, state, county, local or foreign taxes, charges, levies, imposts or other like assessments of any nature whatsoever, including corporate income tax, corporate franchise tax, payroll tax, sales tax, use tax, property tax, excise tax, withholding tax, and environmental tax, together with any interest thereon and any penalties or additions to tax relating thereto imposed by any Governmental Authority for which a Person or each member of an affiliated group (within the meaning of Section 1504 of the Code) of which the Person is a common parent may be directly or contingently liable.

2.           THE MERGER.

2.1           Merger of WikiPay and WikiLoan.

Upon the terms and subject to the provisions of this Agreement and in accordance with Section 251 of the DGCL, at the Effective Time (as defined below), WikiPay shall be merged with and into WikiLoan (the “Merger”). As a result of the Merger, the separate corporate existence of WikiPay shall cease and WikiLoan shall continue as the surviving corporation (the “Surviving Corporation”).  All issued and outstanding WikiPay Shares shall be converted into the right to receive in the aggregate 7,992,000 shares of WikiLoan Series A Preferred Stock.

2.2           Effective Time.

The Merger shall become effective on the date and at the time (the “Effective Time”) that the Certificate of Merger is accepted for filing by the Secretary of State of Delaware (or such later date and time as may be specified in the Certificate of Merger by mutual agreement of WikiLoan and WikiPay), which shall be on the Closing Date or as soon as practicable thereafter.

2.3           Closing.

Subject to the fulfillment or waiver of the conditions set forth in Section 6, the Closing will take place (a) at the offices of WikiLoan, Inc. 1093 Broxton Avenue, Suite 210, Los Angeles, CA 90024, at 10:00 a.m. local time on the earliest practicable date (but no later than the fifth business day) following the satisfaction or waiver of the conditions set forth in Section 6 (other than those conditions to be satisfied or waived at the Closing), or (b) at such other place and/or time and/or on such other date as WikiLoan and WikiPay may agree.

2.4           Effect of Merger.

(a)           General. At and after the Effective Time, the Merger shall have the effects set forth in Section 259 and 261 of the DGCL.  The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of WikiPay in order to carry out and effectuate the transactions contemplated by this Agreement.

(b)           Certificate of Incorporation; Bylaws. The certificate of incorporation and bylaws of WikiLoan  in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation, until thereafter amended in accordance with applicable law.

                                (c)           Directors. The directors of WikiLoan immediately prior to the Effective Time will become the directors of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

(d)           Officers.  The officers of WikiLoan immediately prior to the Effective Time will become the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

(e)           Conversion or Cancellation of Shares in Merger. Subject to the provisions of Section 2.4, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, (i) all outstanding WikiPay Shares (other than any treasury shares or any WikiLoan owned WikiPay Shares) shall be converted into the right to receive in the aggregate 7,992,000 shares of WikiLoan Series A Preferred Stock. The quotients resulting from dividing such WikiPay Shares by such WikiLoan Shares are collectively referred to as the “Exchange Ratio.”

(f)           No Fractional WikiLoan Shares. Notwithstanding Section 2(e) above, no fractional WikiLoan Shares shall be issued in connection with the Merger.

(g)           Shares owned WikiLoan or Treasury Shares. Each WikiPay Share that is owned by WikiLoan or by WikiPay (as treasury stock or otherwise) will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor;

(h)           Payment for Shares in the Merger.

(i)           Promptly after the Effective Time, WikiLoan will furnish to an exchange agent selected by WikiLoan and reasonably acceptable to WikiPay (the “Exchange Agent”) for the benefit of the WikiPay Stockholders, a sufficient number of stock certificates representing that number of WikiLoan Shares issuable in connection with the Merger pursuant to Section 2.4(g) hereof. As soon as reasonably practicable after the Effective Time, WikiLoan will cause the Exchange Agent to mail a letter of transmittal (with instructions for its use), in a form reasonably determined by WikiLoan and WikiPay, to each record holder of outstanding WikiPay Shares as of the Effective Time for such holder to use in surrendering the certificates which formerly represented such holder's WikiPay Shares in exchange for the Merger Consideration to which such holder is entitled. The letter of transmittal shall state that delivery shall be effected, and risk of loss and title to the WikiPay Share certificates shall pass, only upon proper delivery of the certificates for payment therefore. Upon surrender of a certificate formerly representing WikiPay Shares for cancellation to the Exchange Agent together with such letter of transmittal duly completed and executed, the holder of such certificate shall be entitled to receive in exchange therefore the Merger Consideration and to which such holder may be entitled pursuant to Section 2.4(g) and the certificate so surrendered shall forthwith be canceled. Until so surrendered, WikiPay Share certificates shall represent solely the right to receive the Merger Consideration. No dividends or other distributions that are declared on the WikiLoan Shares and payable to the holders of record thereof after the Effective Time will be paid to Persons entitled by reason of the Merger to receive WikiLoan Shares until such Persons surrender their WikiPay Share certificates.

(ii)           If any certificate representing WikiLoan Shares is to be paid to or issued in a name other than that in which the WikiPay Share certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorse and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for WikiLoan Shares in a name other than that of the registered holder of the WikiPay Share certificate surrendered, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable.  Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of WikiPay Shares for any Merger Consideration, or dividends on WikiLoan Shares or other distributions with respect to WikiLoan Shares delivered to a public official pursuant to applicable escheat law. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to WikiLoan Shares held by it from time to time, except that, subject to applicable escheat law, it shall receive and hold all dividends or other distributions paid or distributed with respect to such WikiLoan Shares for the account of the Persons entitled thereto.

(iii)           WikiLoan may cause the Exchange Agent to return any Merger Consideration and dividends and distributions on WikiLoan Shares remaining unclaimed one hundred eighty (180) days after the Effective Time, and thereafter each remaining former record holder of outstanding WikiPay Shares shall be entitled to look to WikiLoan (subject to abandoned property, escheat, and other similar laws) as a general creditor thereof with respect to WikiLoan Shares and cash and dividends and distributions thereon to which such former holder is entitled upon surrender of such holder's certificates.

(iv)           WikiLoan shall  pay the charges and expenses of the Exchange Agent.

(i)           Lost WikiPay Certificates. In the event that any certificate representing any WikiPay Shares outstanding as of the Effective Time shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefore, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration as may be required pursuant to this Agreement; provided, however, that WikiLoan may, at its discretion, require the delivery of a suitable bond or indemnity.

(j)           Closing of Transfer Records; Voting. After the close of business on the Closing Date, transfers of WikiPay Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.  In determining WikiLoan's stockholders entitled to notice of and to vote at meetings of WikiLoan's stockholders after the Effective Time, former stockholders of record of WikiPay shall not be deemed stockholders of record of WikiLoan until such holders have delivered their certificates, if any, formerly representing WikiPay Shares to the Exchange Agent pursuant to this Agreement.

(k)           Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, WikiPay Shares outstanding immediately prior to the Effective Time and held by a stockholder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares in accordance with Delaware Law (“Appraisal Shares”) shall not be converted into a right to receive shares of WikiLoan Shares pursuant to Section 2.4(e), unless such stockholder fails to perfect or withdraws or otherwise loses such stockholder’s right to appraisal.  If, after the Effective Time such stockholder fails to perfect or withdraws or loses such stockholder’s right to appraisal, such WikiPay Shares shall be treated as if they had been converted as of the effective time into the right to receive WikiLoan Shares  pursuant to Section 2.4(e).  WikiPay shall give WikiLoan prompt notice of any demands received by WikiPay for appraisal of WikiPay Shares.  WikiPay shall not settle, make any voluntary payments with respect to, or offer to settle, any claim with respect to dissenting shares without the consent of WikiLoan.

3.           REPRESENTATIONS AND WARRANTIES OF WIKIPAY.

WikiPay represents and warrants to WikiLoan that the statements contained in this Section 3 are correct and complete as of the date of this Agreement, except as set forth in the WikiPay Disclosure Schedule (each section of which qualifies the correspondingly numbered representation, warranty, or covenant as specified therein).

3.1           Corporate Organization.

(a)           WikiPay is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization and each has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and proposed to be conducted. WikiPay is duly qualified and is in good standing under the laws of each jurisdiction in which the property owned, leased or operated by it, or the nature of the activities conducted by it makes such qualification necessary, except where the lack of such qualification or good standing would not have, individually or in the aggregate, a Material Adverse Effect on WikiPay. WikiPay has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

(b)           WikiPay has delivered to WikiLoan prior to the execution of this Agreement, complete and correct copies of the certificates of incorporation and bylaws of WikiPay and all amendments or restatements of any of the same.

3.2           Capitalization.

The authorized capital stock of WikiPay consists of 10,000,000 common shares, of which, 54,000 shares of common stock are issued and outstanding with $.0001 par value per share (“WikiPay Common Stock”). All of the issued and outstanding shares of WikiPay Common Stock, and all capital stock of WikiPay have been duly authorized and are validly issued, fully paid, and nonassessable. There are no outstanding or authorized preemptive rights, redemption rights, repurchase rights, options, warrants, purchase rights, subscription rights, convertible securities,  conversion rights, exchange rights, or other contracts or commitments that could require WikiPay to issue, sell, or otherwise cause to become outstanding any of their respective capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to. WikiPay does not have outstanding any bonds, debentures, notes or other obligations which grant the holders thereof the right to vote with the stockholders of WikiPay on any matter.

3.3           Authorization of Transaction.

WikiPay has all necessary corporate power and authority to execute and deliver this Agreement, to execute all attendant documents and instruments necessary to consummate the transactions herein contemplated, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement and the consummation of the transactions contemplated hereby have been approved by the board of directors of WikiPay and have been duly authorized by all other necessary corporate action on the part of WikiPay, except for the approval of the WikiPay Stockholders contemplated by Section 5.3. This Agreement has been duly executed and delivered by a duly authorized officer of WikiPay and (assuming the due execution and delivery of this Agreement by the other parties hereto) constitutes a valid and binding agreement of WikiPay, enforceable against WikiPay in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, reorganization, priority or other laws or court decisions relating to or affecting generally the enforcement of creditors' rights or affecting generally the availability of equitable remedies. The board of directors of WikiPay has directed that this Agreement be submitted to the stockholders of WikiPay for their approval. The affirmative approval, by vote or written consent, of the holders of WikiPay Shares representing a majority of the votes that may be cast by the holders of all outstanding WikiPay Shares (voting as a single class) is the only vote of the holders of any class or series of capital stock of WikiPay necessary to adopt this Agreement and approve the Merger.

3.4           Compliance with Other Instruments, Etc.

WikiPay is not in violation of any term of (a) its certificate of incorporation, bylaws or other organizational documents; or (b) any agreement or instrument related to indebtedness for borrowed money or any other agreement to which it is a party or by which it is bound, the consequences of which violation, whether individually or in the aggregate, do or would (i) have a Material Adverse Effect on WikiPay, (ii) prevent or materially delay the consummation of the Merger, or (iii) require WikiPay or WikiLoan to incur any additional material cost or material obligation in order to consummate the Merger. Assuming the approval of WikiPay Stockholders as contemplated by Section 5.3, neither the execution and the delivery of this Agreement, nor, subject to the matters discussed in the next sentence, the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which WikiPay is subject or any provision of the charter, bylaws, or organizational documents of WikiPay or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which WikiPay is a party or by which any of them is bound or to which any of their assets is subject (or result in the imposition of any security interest upon any of their assets) except where any of the foregoing would individually or in the aggregate, does not and would not, (i) have a Material Adverse Effect on WikiPay, (ii) prevent or materially delay consummation of the Merger, or (iii) require WikiPay or WikiLoan to incur any additional material cost or material obligation in order to consummate the Merger. Other than in connection with the provisions of the Hart-Scott-Rodino Act, the DGCL, the Securities Exchange Act, the Securities Act, state securities laws, and the filing of the Certificate of Merger, as required by the DGCL, WikiPay does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for WikiPay to consummate the transactions contemplated by this Agreement.

3.5           WikiPay Documentation.

WikiPay is a private company, and warrants that all relevant corporate documentation provided to WikiLoan in the course of its diligence review is accurate and correct.

3.6           Financial Statements.

The financial statements included in or incorporated by reference into the WikiPay Reports (including the related notes and schedules) (the “WikiPay Financial Statements”) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby.

3.7           Absence of Certain Changes or Events.

During the period since October 28, 2009, WikiPay has not taken any action or omitted to take any action, or entered into any contract, agreement, commitment or arrangement to take any action or omit to take any action, which, if taken or omitted after the date hereof, would violate Section 5.1, and no event has occurred which has caused or constitutes a Material Adverse Effect on WikiPay.

3.8           Undisclosed Liabilities.

Except for (i) liabilities fully reflected or reserved against on the consolidated balance sheet of WikiPay included in the WikiPay December 31, 2011 financial schedule, and (ii) liabilities which have arisen after such date in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), WikiPay does not have any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liabilities for Taxes, which, individually or in the aggregate, would have a Material Adverse Effect on WikiPay.

3.9           Brokers' Fees.

WikiPay has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

3.10           Tax and Accounting Matters.

WikiPay has prepared and filed on a timely basis all federal, state, local and foreign  Returns required to be filed by or on behalf of them and all such Returns are true, correct and complete in all material respects. All Taxes that have been shown as due and payable on such Returns have been timely paid, and no other Taxes are payable by WikiPay with respect to items or periods covered by such Returns. The amounts set forth as provisions for current and deferred taxes and/or accrued liabilities in the WikiPay Financial Statements reflect an adequate reserve in accordance with GAAP for the payment of all unpaid Taxes accrued for or applicable to all periods ended on the respective dates of the WikiPay Financial Statements and all  years and periods prior thereto. WikiPay is notdelinquent in the payment of any Taxes or has requested any extension of time within which to file any Return, which Return has not since been filed, accompanied by payment of all Taxes shown as due and payable thereon. There is no dispute or claim concerning any Tax liability of WikiPay either (a) claimed or raised by any Governmental Authority in writing or (b) as to which WikiPay has knowledge, other than those Taxes, identified in the WikiPay Disclosure Schedule, being contested in good faith by appropriate proceedings. WikiPay has not waived any statute of limitations in respect of Taxes or granted any extension of the limitations period applicable to any claim for Taxes. WikiPay is not liable for the Taxes of any other Person. WikiPay is not nor has it ever been a party to any tax sharing agreement with any Person other than it Subsidiaries. No claim has ever been made by any Governmental Authority in any jurisdiction where WikiPay does not file Returns that it is or may be subject to taxation by such jurisdiction. There are no liens on any of the assets of WikiPay that arose in connection with any failure (or alleged failure) to pay any Taxes. WikiPay has withheld and paid over all Taxes required to have been withheld and paid over and complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.  During the past two years, no Returns filed by WikiPay have been audited or are currently under audit.

3.11           Real Property.

Set forth as a part of the WikiPay Disclosure Schedule is a complete and accurate legal description of each parcel of real property owned by or leased to and occupied by WikiPay, and WikiPay does not own, lease, or occupy, any other real property. The buildings, offices, plants, factories, storage facilities, and similar structures, and all fixtures and other improvements located on such real property are in good operating condition, ordinary wear and tear excepted, other than where the failure to be in such condition would not individually or in the aggregate have a Material Adverse Effect on WikiPay. WikiPay is not in violation of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased real properties, the violation of which could reasonably be expected to have a Material Adverse Effect upon WikiPay. WikiPay has not received any notice of violation with which it has not complied.

3.12           Tangible Personal Property.

WikiPay has good and marketable title to, or in the case of leased property a valid leasehold interest in, and is in the possession of, all items of personal property used by them in their respective businesses. Such properties are sufficient to carry on the business and operations conducted by WikiPay and are owned or leased free and clear of all title defects, mortgages, pledges, security interests condition sales agreements, liens, restrictions or encumbrances whatsoever.  All leases of tangible personal property to which WikiPay is a party and which are material to the business of WikiPay is fully effective in all material aspects in accordance with their respective terms, and there exists no material default by WikiPay or to WikiPay’s knowledge any other party. All personal property owned or leased by WikiPay is in good operating and usable condition and repair, ordinary wear and tear excepted, and is suitable for use in the ordinary course of the business of WikiPay and fit for its intended purposes, except for circumstances that would not, individually or in the aggregate, have a Material Adverse Effect on WikiPay.

3.13           Compliance with Laws.

Except for environmental matters and matters covered by Section 3.18, which shall not be covered by this Section 3.13, WikiPay: (a) is in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or employees conducting its business, the breach or violation of which would have a Material Adverse Effect on WikiPay; and (b) has received no notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces, which noncompliance would have a Material Adverse Effect on WikiPay or (ii) threatening to revoke any license, franchise, permit or authorization of any Governmental Authority, which revocation would have a Material Adverse Effect on WikiPay.

3.14           Employee Benefit Plans.

(a)           Section 3.14 of the WikiPay Disclosure Statement lists all "employee benefit plans" (as defined in Section 3(3) of ERISA) of WikiPay and all other material plan, program, policy, contract or arrangement of WikiPay

3.15           Labor Matters; WARN Act.

There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of WikiPay; no such petitions have been pending at any time within two years of the date of this Agreement and, to the knowledge of WikiPay, there has not been any organizing effort by any union or other group seeking to represent any employees of WikiPay as their exclusive bargaining agent at any time within two years of the date of this Agreement. There are no labor strikes, work stoppages or other labor troubles, other than routine grievance matters, now pending, or, to WikiPay's knowledge, threatened, against WikiPay which have or would have, individually or in the aggregate, a Material Adverse Effect on WikiPay, and there have not been any such labor strikes, work stoppages or other labor troubles, other than routine grievance matters, with respect to WikiPay at any time within two years of the date of this Agreement. WikiPay has not agreed to recognize any union or other collective bargaining unit. There has been no transaction or series of transactions which, in the aggregate, would cause the notice provisions of the WARN Act to be applicable to the transactions contemplated by this Agreement.

3.16           Material Contracts.

(a)           All WikiPay Contracts, as of the date hereof, are set forth in the WikiPay Disclosure Schedule.

(b)           Except for such matters as would not, individually or in the  aggregate, have a Material Adverse Effect on WikiPay, each WikiPay Contract is in full force and effect and is a legal, valid and binding contract or agreement of WikiPay, and there is no material default or breach (or, to WikiPay's knowledge, any event that, with the giving of notice or lapse of time or both would result in a material default or breach) by WikiPay or, to WikiPay's knowledge, any other party in the timely performance of any obligation to be performed or paid thereunder or any other material provision thereof.

(c)           Except for such matters as would not, individually or in the  aggregate, have a Material Adverse Effect on WikiPay, as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby, none of the WikiPay Contracts (i) will terminate, (ii) becomes terminable by any other party thereto, (iii) allows the terms thereof to become amended or amendable by any other party thereto without the consent of WikiPay, or (iv) contains any right of WikiPay which right will be terminated or become modified.

3.17           Legal Proceedings.

As of the date of this Agreement, there are no actions, suits, investigations or proceedings instituted, pending or, to WikiPay's knowledge, overtly threatened, against WikiPay, or against any property, asset, interest or right of any of them, (i) that involve more than $100,000 in controversy, (ii) that seek relief other than money damages from WikiPay, or (iii) that would have, either individually or in the aggregate, a Material Adverse Effect on WikiPay if adversely decided. WikiPay is not subject to any judgment, order, writ, injunction or decree that would have a Material Adverse Effect on WikiPay.

3.18           Environmental.

Except insofar as inaccuracies in the following statements would not have a Material Adverse Effect on WikiPay (and with respect to properties formerly owned or leased by WikiPay, only with respect to such period of ownership or lease): (i) the properties owned or leased by WikiPay and properties formerly owned or leased by WikiPay for which WikiPay has contractual liability (the “WikiPay Properties”) are or were, as the case may be, in compliance in all material respects with all Environmental Laws; (ii) no enforcement actions are pending or, to WikiPay's knowledge, threatened against WikiPay and no notice of potential liability or administrative or judicial proceedings (including notices regarding clean up of off-site third party hazardous waste sites) has been received by WikiPay; (iii) there does not now exist on any WikiPay Properties currently owned or leased by WikiPay, and there has not occurred on, from or under WikiPay Properties, a material disposal or Release of, Hazardous Materials ; (iv) WikiPay Properties contain no unregistered underground storage tanks; (v) neither WikiPay nor, to WikiPay's knowledge, any of their respective predecessors has any contingent liability in connection with the release of any Hazardous Materials into the environment. The WikiPay Disclosure Schedule contains a description of environmental indemnities of which WikiPay or is a beneficiary.

3.19           Anti-Takeover Statutes and Devices.

Other than a staggered board of directors as further described in the WikiPay Disclosure Schedule, WikiPay does not have in place any rights plans, poison pills or other anti-takeover devices and is not subject to any state takeover statutes that are applicable to the Merger.

3.20           Intellectual Property.

Section 3.20 of the WikiPay Disclosure Schedule sets forth a listing of all material intellectual property rights utilized by WikiPay, which property rights are sufficient for the operation of the businesses of WikiPay as presently conducted and as proposed to be conducted. The ownership, operation and conduct by WikiPay as presently owned, operated, and conducted, does not infringe upon or conflict in any respect with any patent, copyright, trademark, trade name, service mark, brand name, any related regulations or other intellectual property rights of any other Person, and to the knowledge of WikiPay no other Person is infringing upon any such rights of WikiPay. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in a loss or limitation in any such material property rights.

3.21           Insurance.

True and correct copies of all insurance policies of WikiPay, including summaries of such policies indicating carrier, coverage amount, type of policy, deductible and annual premium, have been made available to WikiLoan.  All such policies are in full force and effect and all premiums due thereon have been paid.  WikiPay has complied with all the provisions of such policies where failure to comply would result in cancellation of any such policies or a material increase in premiums, or would require a material change in the conduct of any of their businesses, and WikiPay has not received any written notice from any carrier that any existing policy will be cancelled or not renewed, that there will be an increase in premiums, or that as a condition of renewal, WikiPay must materially change the conduct of any of its businesses.

3.22           Due Diligence Materials.

All documents, agreements and other materials provided by WikiPay to any representative of WikiLoan, or to which WikiPay has given any representative access, in connection with the due diligence conducted in connection with this Agreement have been true, correct and complete originals or copies of the documents, agreements and other materials purported to be provided or to which access is given.

3.23           Customers.

Section 3.23 of the WikiPay Disclosure Schedule sets forth a list of the names of the three (3) most significant customers (by either current or future revenue) of WikiPay. No such significant customer of WikiPay has ceased or significantly reduced its ordering of goods or products and WikiPay has not received any notice that any significant customer intends to cease or significantly reduce its ordering of goods or products from WikiPay, nor is WikiPay aware of any circumstances that could reasonably be anticipated to cause any such reduction or cessation of orders.

3.24           Suppliers.

Section 3.24 of the WikiPay Disclosure Schedule sets forth a list of the names of the three (3) most significant suppliers of raw materials and other goods and services to WikiPay for the twelve (12) month period ended December 31, 2012. No such supplier has ceased selling raw materials or other goods and services to WikiPay or any of its Suppliers or materially altered the terms of such sales (other than normal price increases) and WikiPay or any has not received any notice that any such supplier intends to make such changes, nor is WikiPay aware of any circumstances that could reasonably be anticipated to cause such suppliers to make such changes.

3.25           Key Employees.

To the knowledge of WikiPay, no executive or key employee has any plans to terminate employment with WikiPay.

3.26           Product Liability.

Each product manufactured by WikiPay has been manufactured, sold, delivered and installed substantially in accordance with applicable plans, specifications, laws (including building codes and regulations) and applicable industry standards. Except for routine repairs or corrective work in the Ordinary Course of Business, there are no pending product liability or similar claims against WikiPay other than those set forth in Section 3.26 of the WikiPay Disclosure Schedule. WikiPay has not received any notice that additional claims (outside of those in the Ordinary Course of Business) may be made and WikiPay is not aware of any circumstances that could reasonably be anticipated to cause such additional claims to be made. No product liability claims are pending, threatened, or likely to arise out of conditions known to WikiPay could reasonably be anticipated to have a Material Adverse Effect on WikiPay.

3.27           Interests of Officers and Directors.

None of WikiPay’s officers, directors, or material shareholders, nor any of their Family Members or Family Member Affiliates have any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of WikiPay, or any other business relationship with WikiPay that may not be terminated upon 30 days notice at no cost to WikiPay.

3.28           Disclosure.

The representations and warranties of WikiPay contained in this Agreement are true and correct in all material respects and do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact known to WikiPay which has not been disclosed to WikiLoan in the WikiPay Disclosure Schedule, taken as a whole, which has had, or would reasonably be expected to have a Material Adverse Effect on WikiPay.

3.29           Fairness Opinion.

WikiPay has received the written opinion of value, dated as of January 23, 2012, and attached hereto as Exhibit A (the “Fairness Opinion”) to the effect that the Exchange Ratio is fair to the stockholders of WikiPay from a financial point of view.

4.           REPRESENTATIONS AND WARRANTIES OF WIKILOAN.

WikiLoan represents and warrants to WikiPay that the statements contained in this Section 4 are correct and complete as of the date of this Agreement, except as set forth in the WikiLoan Disclosure Schedule (each section of which qualifies the correspondingly numbered representation, warranty or covenant specified therein)..

4.1           Corporate Organization.

(a)  WikiLoan is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization and each has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and proposed to be conducted. WikiLoan is duly qualified and is in good standing under the laws of each jurisdiction in which the property owned, leased or operated by it, or the nature of the activities conducted by it makes such qualification necessary, except where the lack of such qualification or good standing would not have, individually or in the aggregate, a Material Adverse Effect. WikiLoan has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Except as identified in the WikiLoan Disclosure Schedule or in the WikiLoan Public Reports, WikiLoan does not directly or indirectly, any interest in any Person.

(b)  WikiLoan does not own any Subsidiary as listed in the WikiLoan Disclosure Schedule.

(c)  WikiLoan has delivered to WikiPay prior to the execution of this Agreement, complete and correct copies of the certificates of incorporation and bylaws of WikiLoan and all amendments or restatements of any of the same.

4.2           Capitalization.

The authorized capital stock of WikiLoan consists of 150,000,000 shares of common stock, at $.001 par value per share (“WikiLoan Common Stock”), and 10,000,000 shares of preferred stock, at $.01 par value per, designated as “Series A Preferred Stock”. As of the date of this Agreement, there were 53,080,493 shares of WikiLoan’s Common Stock and 0 shares of WikiLoan’s Series A Preferred stock outstanding. All of the issued and outstanding shares of WikiLoan’s Common Stock and WikiLoan’s Series A Preferred Stock has been duly authorized and are validly issued, fully paid, and nonassessable. There are no outstanding or authorized preemptive rights, redemption rights, repurchase rights, options, warrants, purchase rights, subscription rights, convertible securities, conversion rights, exchange rights, or other contracts or commitments that could require WikiLoan to issue, sell, or otherwise cause to become outstanding any of their respective capital stock, or any securities or obligations convertible or exchangeable for such capital stock. There are no WikiLoan options outstanding. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to WikiLoan except as reported in the WikiLoan Public Reports. WikiLoan does not have outstanding any bonds, debentures, notes or other obligations which grant the holders thereof the right to vote with the stockholders of WikiLoan on any matter.

4.3           Authorization of Transaction.

WikiLoan has all necessary corporate power and authority to execute and deliver this Agreement, to execute all attendant documents and instruments necessary to consummate the transactions herein contemplated, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement and the consummation of the transaction contemplated hereby have been approved by the board of directors of WikiLoan and has been duly authorized by all other necessary corporate action on the part of WikiLoan, except for the approval of WikiLoan’s stockholders contemplated by Section 5.3. This Agreement has been duly executed and delivered by a duly authorized officer of WikiLoan and (assuming the due execution and delivery of this Agreement by the other parties hereto) constitutes a valid and binding agreement of WikiLoan, enforceable in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, reorganization, priority or other laws or court decisions relating to or affecting generally the enforcement of creditors' rights or affecting generally the availability of equitable remedies.  The board of directors of WikiLoan has directed that this Agreement be submitted to the stockholders of WikiLoan for their approval. The affirmative approval, by vote or written consent, of the holders of WikiLoan Shares representing a majority of the votes that may be cast by the holders of all outstanding WikiLoan Shares (voting as a single class) is the only vote of the holders of any class or series of capital stock of WikiLoan necessary to adopt this Agreement and approve the Merger.

4.4           Compliance with Other Instruments, Etc.

WikiLoan is not in violation of any term of (a) its certificate of incorporation, bylaws or other organizational documents; or (b) any agreement or instrument related to indebtedness for borrowed money or any other agreement to which it is a party or by which it is bound, the consequences of which violation, whether individually or in the aggregate, do or would (i) have a Material Adverse Effect, (ii) prevent or materially delay the consummation of the Merger, or (iii) require WikiLoan to incur any additional material cost or material obligation in order to consummate the Merger. Assuming the approval of WikiLoan's stockholders as contemplated by Section 5.3, neither the execution and the delivery of this Agreement, nor, subject to the matters discussed in the next sentence, the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which any of WikiLoan is subject or any provision of the charter, bylaws, or organizational documents of WikiLoan or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which WikiLoan is a party or by which any of them is bound or to which any of their  assets is subject (or result in the imposition of any security interest upon any of their assets) except where any of the foregoing would individually or in the aggregate, does not and would not (i) have a Material Adverse Effect on WikiLoan, (ii) prevent or materially delay consummation of the Merger, or (iii) require WikiLoan to incur any additional material cost or material obligation in order to consummate the Merger. Other than in connection with the provisions of the Hart-Scott-Rodino Act, the DGCL, the Securities Exchange Act, the Securities Act, state securities laws, and the filing of the Certificate of Merger, as required by the DGCL, WikiLoan does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for WikiLoan to consummate the transactions contemplated by this Agreement.

4.5           Filings with the SEC.

WikiLoan has made all filings with the SEC that it has been required to make under the Securities Act and the Securities Exchange Act (collectively the “WikiLoan Public Reports”) since October 31, 2011. Each of the WikiLoan Public Reports, as of its respective date, has complied with the Securities Act and the Securities Exchange Act in all material respects. None of the WikiLoan Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. WikiLoan has made available to WikiPay a correct and complete copy of each WikiLoan Public Report (together with all exhibits and schedules thereto and as amended to date).

4.6           Financial Statements.

The financial statements included in or incorporated by reference into the WikiLoan Public Reports (including the related notes and schedules) (the “WikiLoan Financial Statements”) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-K of the SEC), and fairly present in all material respects the financial condition of WikiLoan as of the indicated dates and the results of operations of WikiLoan for the indicated periods; provided, however, that the interim statements are subject to normal year-end adjustments.

4.7           Absence of Certain Changes or Events.

During the period since January 31, 2009, except as disclosed in the WikiLoan Public Reports filed prior to the date hereof, (a) the business of WikiLoan has been conducted only in the ordinary course, consistent with past practice, except for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and except as otherwise expressly permitted or required by this Agreement, and (b) no event has occurred which has caused or constitutes a Material Adverse Effect on WikiLoan.

4.8           Undisclosed Liabilities.

Except for (i) liabilities fully reflected or reserved against on the consolidated balance sheet of WikiLoan included in the WikiLoan’s October 31, 2011 Form 10-Q, and (ii) liabilities which have arisen after such date in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), WikiLoan does not have any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any Liability for Taxes, which, individually or in the aggregate, would have a Material Adverse Effect on WikiLoan.

4.9           Brokers' Fees.

Except as set forth in Section 4.9 of WikiLoan’s Disclosure Schedule, WikiLoan does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, except to CB Capital Partners, Inc.

4.10           Tax and Accounting Matters.

WikiLoan has prepared and filed on a timely basis all federal, state, local and foreign  Returns required to be filed by or on behalf of them and all such Returns are true, correct and complete in all material respects. All Taxes that have been shown as due and payable on such Returns have been timely paid, and no other Taxes are payable by WikiLoan with respect to items or periods covered by such Returns. The amounts set forth as provisions for current and deferred taxes and/or accrued liabilities in the WikiLoan Financial Statements reflect an adequate reserve in accordance with GAAP for the payment of all unpaid Taxes accrued for or applicable to all periods ended on the respective dates of the WikiLoan’s Financial Statements and all years and periods prior thereto. WikiLoan is not delinquent in the payment of any Taxes or has requested any extension of time within which to file any Return, which Return has not since been filed, accompanied by payment of all Taxes shown as due and payable thereon. There is no dispute or claim concerning any Tax liability of WikiLoan either (a) claimed or raised by any Governmental Authority in writing or (b) as to which WikiLoan has knowledge, other than those Taxes, identified in the WikiLoan Disclosure Schedule, being contested in good faith by appropriate proceedings. WikiLoan has not waived any statute of limitations in respect of Taxes or granted any extension of the limitations period applicable to any claim for Taxes. WikiLoan is not liable for the Taxes of any other Person. WikiLoan is not nor has it ever been a party to any tax sharing agreement with any Person.  No claim has ever been made by any Governmental Authority in any jurisdiction where WikiLoan does not file Returns that it is or may be subject to taxation by such jurisdiction. There are no liens on any of the assets of WikiLoan that arose in connection with any failure (or alleged failure) to pay any Taxes.  WikiLoan has withheld and paid over all Taxes required to have been withheld and paid over and complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. During the past three years, no Returns filed by WikiLoan have been audited or are currently under audit. WikiLoan is not and has never been a “United States real property holding corporation” within the meaning of Section 897(c) of the Code. WikiLoan is not a “consenting corporation” under Section 341(f) of the Code.  WikiLoan has not entered into any compensatory agreement with respect to the performance of services as to which payment or vesting thereunder (including payment or vesting as a result of the transactions contemplated hereunder) would result in a nondeductible expense to WikiLoan pursuant to Sections 162(a)(1), 162(m), 1262(n) or 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. WikiLoan has not agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that would require the recognition of income pursuant to such adjustment in any post-closing period.

4.11           Real Property.

Set forth as a part of the WikiLoan Disclosure Schedule is a complete and accurate legal description of each parcel of real property owned by or leased to and occupied by WikiLoan, and WikiLoan does not own, lease, or occupy, any other real property.  The buildings, offices, plants, factories, storage facilities, and similar structures, and all fixtures and other improvements located on such real property are in good operating condition, ordinary wear and tear excepted, other than where the failure to be in such condition would not individually or in the aggregate have a Material Adverse Effect on WikiLoan.  WikiLoan is not in violation of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased real properties, the violation of which could reasonably be expected to have a Material Adverse Effect upon WikiLoan.  WikiLoan has not received any notice of violation with which it has not complied. WikiLoan has good and marketable title to all such real property owned by them, free and clear of all liens, mortgages, encumbrances, easements, leases, restrictions and claims of any kind whatsoever except for (i) those matters shown on the WikiLoan Disclosure Schedule, and (ii) liens for taxes for the current year and tax assessments not yet due and payable. All leases of real property to which WikiLoan is a party are fully effective in accordance with their respective terms and afford WikiLoan peaceful and undisturbed possession of the subject matter of the lease, and there exists no material default on the part of WikiLoan or termination of such leases, except as may be set forth in the WikiLoan Disclosure Schedule.

4.12           Tangible Personal Property.

WikiLoan has good and marketable title to, or in the case of leased property a valid leasehold interest in, and is in the possession of, all items of personal property owned or leased by them and  used by them in their respective businesses. Such properties are sufficient to carry on the business and operations conducted by WikiLoan are owned or leased free and clear of all title defects, mortgages, pledges, security interests, condition sales agreements, liens, restrictions or encumbrances whatsoever. All leases of tangible personal property to which WikiLoan is a party and which are material to the business of WikiLoan is fully effective in all material aspects in accordance with their respective terms, and there exists no material default by WikiLoan s, or to WikiLoan’s knowledge any other party. All personal property owned or leased by WikiLoan is in good operating and usable condition and repair, ordinary wear and tear excepted, and is suitable for use in the ordinary course of the business of WikiLoan and fit for its intended purposes, except for circumstances that would not, individually or in the aggregate, have a Material Adverse Effect on WikiLoan.

4.13           Compliance with Laws.

Except for environmental matters and matters covered by Section 4.18, which shall not be covered by this Section 4.13, WikiLoan: (a) is in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or employees conducting its business, the breach or violation of which would have a Material Adverse Effect on WikiLoan; and (b) has received no notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces, which noncompliance would have a Material Adverse Effect on WikiLoan or (ii) threatening to revoke any license, franchise, permit or authorization of any Governmental Authority, which revocation would have a Material Adverse Effect on WikiLoan.

4.14           Employee Benefit Plans.

(a)           Section 4.14 of the WikiLoan Disclosure Schedule lists all "employee benefit plans" (as defined in Section 3(3) of ERISA) of WikiLoan, and all other material plan, program, policy, contract or arrangement of WikiLoan providing for bonuses, pensions, deferred pay, stock or stock related awards, severance pay, salary continuation or similar benefits, hospitalization, medical, dental or disability benefits, life insurance or other employee benefits, or compensation to or for any current or former employees, agents, directors, or independent contractors of WikiLoan or any beneficiaries or dependents of any such Persons (each, a “WikiLoan Benefit Plan”). Except as disclosed on the WikiLoan Disclosure Schedule, WikiLoan does not have any commitment to establish any material additional WikiLoan Benefit Plans or to modify or change materially any existing WikiLoan Benefit Plans. WikiLoan has made available to WikiPay with respect to each WikiLoan Benefit Plan:  (i) a true and complete copy of all written documents comprising such WikiLoan Benefit Plan (including amendments and individual agreements relating thereto) or, if there is no such written document, an accurate and complete description of such WikiLoan Benefit Plan; (ii) the most recent Form 5500 or Form 5500-C (including all schedules thereto), if applicable; (iii) the most recent financial statements and actuarial reports, if any; (iv) the summary plan description currently in effect and all material modifications thereof, if any; and (v) the most recent Internal Revenue Service determination letter, if any, and(vi) a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradable) held with respect to any funded WikiLoan Benefit Plan. There have been no material adverse changes in the financial condition of the respective plans from that stated in the annual reports and actuarial reports supplied.

4.15           Labor Matters; WARN Act.

There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of WikiLoan; no such petitions have been pending at any time within two years of the date of this Agreement and, to the knowledge of WikiLoan, there has not been any organizing effort by any union or other group seeking to represent any employees of WikiLoan as their exclusive bargaining agent at any time within two years of the date of this Agreement. There are no labor strikes, work stoppages or other labor troubles, other than routine grievance matters, now pending, or, to WikiLoan's knowledge, threatened, against WikiLoan which have or would have, individually or in the aggregate, a Material Adverse Effect on WikiLoan, and there have not been any such labor strikes, work stoppages or other labor troubles, other than routine grievance matters, with respect to WikiLoan at any time within two years of the date of this Agreement. WikiLoan  has not agreed to recognize any union or other collective bargaining unit. There has been no transaction or series of transactions which, in the aggregate, would cause the notice provisions of the WARN Act to be applicable to the transactions contemplated by this Agreement.

4.16           Material Contracts.

(a)           All WikiLoan Contracts as of the date hereof, are described in the WikiLoan Public Reports or are set forth in the section 4.16 of the WikiLoan Disclosure Schedule.

(b)           Except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect on WikiLoan, each WikiLoan Contract is in full force and effect and is a legal, valid and binding contract or agreement of WikiLoan, and there is no material default or breach (or, to WikiLoan's knowledge, any event that, with the giving of notice or lapse of time or both would result in a material default or breach) by WikiLoan or, to WikiLoan's knowledge, any other party in the timely performance of any obligation to be performed or paid thereunder or any other material provision thereof.

(c)           Except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect on WikiLoan, as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby, none of the WikiLoan Contracts (i) will terminate, (i) becomes terminable by any other party thereto, (i) allows the terms thereof to become amended or amendable by any other party thereto without the consent of WikiLoan, or (i) contains any right of WikiLoan which right will be terminated or become modified.

4.17           Legal Proceedings.

As of the date of this Agreement, there are no actions, suits, investigations or proceedings instituted, ending or, to WikiLoan's knowledge, overtly threatened, against WikiLoan, or against any property, asset, interest or right of any of them (i) that involve more than $100,000 in controversy, (ii) that seek relief other than money damages from WikiLoan, or (iii) that would have, either individually or in the aggregate, a Material Adverse Effect on WikiLoan if adversely decided. WikiLoan is not subject to any judgment, order, writ, injunction or decree that would have a Material Adverse Effect on WikiLoan.

4.18           Environmental.

Except insofar as inaccuracies in the following statements would not have a Material Adverse Effect on WikiLoan (and with respect to properties formerly owned or leased by WikiLoan, only with respect to such period of ownership or lease): (i) the properties owned or leased by WikiLoan and properties formerly owned or leased by WikiLoan for which WikiLoan has contractual liability (the “WikiLoan Properties”) are or were, as the case may be, in compliance in all material respects with all Environmental Laws; (ii) no enforcement actions are pending or, to WikiLoan's knowledge, threatened against WikiLoan and no notice of potential liability or administrative or judicial proceedings (including notices regarding clean up of off-site third party hazardous waste sites) has been received by WikiLoan; (iii) there does not now exist on any WikiLoan Properties currently owned or leased by WikiLoan, and there has not occurred on, from or under WikiLoan Properties, a material disposal or Release of Hazardous Materials, (iv) WikiLoan Properties contain no unregistered underground storage tanks; (v) neither WikiLoan nor, to WikiLoan's knowledge, any of their respective predecessors has any contingent liability in connection with the release of any Hazardous Materials into the environment; and (vi) WikiLoan nor, to WikiLoan's knowledge, any of their respective predecessors has (A) given any release or waiver of liability that would waive or impair any claim based on Hazardous Materials to any current or prior tenant or owner of any real property owned or leased at any time by WikiLoan or to any party who may be potentially responsible for the presence of Hazardous Materials on any such real property; or (B) made any promise of indemnification to any party regarding Hazardous Materials that may be located on any real property owned or leased at any time by WikiLoan or, to WikiLoan's knowledge, any of their respective predecessors. The WikiLoan Disclosure Schedule contains a description of environmental indemnities of which either WikiLoan is a beneficiary.

4.19           Board Approval.

The board of directors of WikiLoan has approved this Agreement and the transactions contemplated hereby.

4.20           Intellectual Property.

Section 4.20 of the WikiLoan Disclosure Schedule sets forth a listing of all material intellectual property rights utilized by WikiLoan, which property rights are sufficient for the operation of the businesses of WikiLoan as presently conducted and as proposed to be conducted. The ownership, operation and conduct by WikiLoan of its business, as presently owned, operated, and conducted, does not infringe upon or conflict in any respect with any patent, copyright, trademark, trade name, service mark, brand name, any related regulations or other intellectual property rights of any other Person, and to the knowledge of WikiLoan no other Person is infringing upon any such rights of WikiLoan. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in a loss or limitation in any such material property rights.

4.21           Insurance.

True and correct copies of all insurance policies of WikiLoan, including summaries of such policies indicating carrier, coverage amount, type of policy, deductible and annual premium, have been made available to WikiPay. All such policies are in full force and effect and all premiums due thereon have been paid. WikiLoan has complied with all the provisions of such policies where failure to comply would result in cancellation of any such policies or a material increase in premiums, or would require a material change in the conduct of any of their businesses, and WikiLoan has not received any written notice from any carrier that any existing policy will be cancelled or not renewed, that there will be an increase in premiums, or that as a condition of renewal, WikiLoan must materially change the conduct of any of its businesses.

4.22           Due Diligence Materials.

All documents, agreements and other materials provided by WikiLoan to any representative of WikiPay, or to which WikiLoan has given any representative access, in connection with the due diligence conducted in connection with this Agreement have been true, correct and complete originals or copies of the documents, agreements and other materials purported to be provided or to which access is given.

4.23           Customers.

Section 4.23 of the WikiLoan Disclosure Schedule sets forth a list of the names of the three (3) most significant customers (by either current or future revenue) of WikiLoan that ordered goods or products and services from WikiLoan and the amount for which each such customer was invoiced during the twelve (12) month period ended December 31, 2011. No significant customer of WikiLoan has received any notice that any significant customer intends to cease or significantly reduce its ordering of goods or products from WikiLoan, nor is WikiLoan aware of any circumstances that could reasonably be anticipated to cause any such reduction or cessation of orders.

4.24           Suppliers.

Section 4.24 of the WikiLoan Disclosure Schedule sets forth a list of the names of the three (3) most significant suppliers of raw materials and other goods and services to WikiLoan and for the twelve (12) month period ended December 31, 2011. No such supplier has ceased selling raw materials or other goods and services to WikiLoan or materially altered the terms of such sales (other than normal price increases) and neither WikiLoan have received any notice that any such supplier intends to make such changes, nor is WikiLoan aware of any circumstances that could reasonably be anticipated to cause such suppliers to make such changes.

4.25           Key Employees.

To the knowledge of WikiLoan, no executive or key employee has any plans to terminate employment with WikiLoan.

4.26           Product Liability.

Each product manufactured by WikiLoan has been manufactured, sold, delivered and installed substantially in accordance with applicable plans, specifications, laws (including building codes and regulations) and applicable industry standards. Except for routine repairs or corrective work in the Ordinary Course of Business, there are no pending product liability or similar claims against WikiLoan other than those set forth in the WikiLoan Disclosure Schedule.  WikiLoan has not received any notice that additional claims (outside of those in the Ordinary Course of Business) may be made and neither WikiLoan are aware of any circumstances that could reasonably be anticipated to cause such additional claims to be made. No product liability claims pending, threatened, or likely to arise out of conditions known to WikiLoan could reasonably be anticipated to have a Material Adverse Effect on WikiLoan.

4.27           Interests of Officers and Directors.

Except as disclosed in the WikiLoan Public Reports, none of WikiLoan’s officers, directors, or material shareholders, nor any of their Family Members or Family Member Affiliates have any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of WikiLoan, or any other business relationship with WikiLoan that may not be terminated upon 30-days notice at no cost to WikiLoan.

4.28           Disclosure.

The representations and warranties of WikiLoan contained in this Agreement are true and correct in all material respects and do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact known to WikiLoan which has not been disclosed to WikiPay in the WikiLoan Disclosure Schedule and WikiLoan Public Reports, taken as a whole, which has had, or would reasonably be expected to have a Material Adverse Effect on WikiLoan.

5.           ADDITIONAL AGREEMENTS

5.1           Conduct of Business of WikiPay.

Except as expressly permitted by this Agreement, or as otherwise agreed by WikiLoan in writing, during the period from the date of this Agreement to the Effective Time, (i) WikiPay will conduct the their businesses in the Ordinary Course of Business, and (ii) WikiPay will seek to preserve intact its current business organizations, keep available the service of its current officers and employees, and preserve its relationships with customers, suppliers and others having business dealings with it, in each case with respect to the business of WikiPay with the objective that the goodwill and ongoing businesses of WikiPay shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, from and including the date hereof to the Effective Time, WikiPay will not, without the prior written consent of WikiLoan:

(a)           issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (i) any additional shares of its capital stock of any class (including the WikiPay Shares), or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock, or (ii) any other securities in respect of, in lieu of, or in substitution for, WikiPay Shares outstanding on the date hereof;

(b)           redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities (including the Shares), other than pursuant to existing agreements requiring WikiPay to repurchase or acquire any shares of its capital stock (provided that such repurchase or acquisition is in accordance with the terms of such agreement as in effect on the date hereof);

(c)           split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such;

(d)           (i) grant any increases in the compensation of any of its directors,  officers or employees, except in the Ordinary Course of Business, (ii) pay or award or agree to pay or award any pension, retirement allowance, or other nonequity incentive awards, or other employee benefit, not required by any of the WikiPay Benefit Plans to any current or former director, officer or employees, whether past or present, or to any other Person, except for payments or  awards that are in the Ordinary Course of Business and that are not material, (iii) pay or award or agree to pay or award any stock option or equity incentive awards, except to the extent permitted by Section 5.1(a)(ii) and enter into any new or amend any existing employment agreement with any director, officer or employee, except for employment agreements with new employees entered into in the Ordinary Course of Business and except for amendments in the Ordinary Course of Business that do not materially increase benefits or payments, (iv) enter into any new or amend any existing severance agreement with any current or former director, officer or employee, except for agreements or amendments in the Ordinary Course of Business, that do not provide for material benefits, or (v) become obligated under any new WikiPay Benefit Plan, which was not in existence on the date hereof, or amend or exercise discretion, other than reasonable discretion in the Ordinary Course of Business, pursuant to any such WikiPay Benefit Plan in existence on the date hereof,

(e)           adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of (other than the Merger);

(f)           make any acquisition, by means of merger, consolidation or otherwise of any direct or indirect ownership interest in or assets comprising any business enterprise or operation;

(g)           acquire any assets, except in the Ordinary Course of Business;

(h)           (i) dispose of any controlling interest in any material business enterprise or operation of WikiPay, (ii) make any other disposition of any other direct or indirect ownership interest in or assets comprising a material business enterprise or operation of WikiPay (except for the replacement or upgrade of assets, or disposition of unnecessary assets, in the Ordinary Course of Business and consistent with past practice), or (iii) except in the Ordinary Course of Business, dispose of any other assets of WikiPay;

(i)           adopt any amendments to the certificate of incorporation or bylaws of WikiPay or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of WikiPay;

(j)           incur any indebtedness for borrowed money or guarantee any indebtedness of any other Person or make any loans, advances or capital contributions to, or investments in, any other Person (other than to WikiLoan), except that may incur additional indebtedness after the date hereof, under existing credit facilities (or any renewals thereof on substantially the same terms), resulting in aggregate indebtedness of WikiPay not exceeding $50,000.00;

(k)           engage in the conduct of any business other than WikiPay’s existing businesses;

(l)           enter into any agreement or exercise any discretion providing for acceleration of payment or performance as a result of a change of control of WikiPay;

(m)           enter into any contracts, arrangements or understandings requiring in the aggregate the purchase of equipment, materials, supplies or services in excess of $5,000.00, other than contracts, arrangements or understandings for capital expenditures in accordance with WikiPay’s capital expenditures budget, a copy of which has been provided to WikiLoan;

(n)           enter into or amend or waive any right under any agreement with any Affiliates of WikiPay or with any officer, director, or employee of WikiPay, or with any WikiPay Stockholder owning more than 10% of the WikiPay Shares (or any Affiliate of such a WikiPay Stockholder), other than any of the foregoing as may be done in the Ordinary Course of Business and that is not material, individually or in the aggregate, to WikiPay;

(o)           settle or compromise any material litigation or waive, release or assign any material rights or claims, except in the Ordinary Course of Business;

(p)           take any action that would result in a change in the Exchange Ratio; and

(q)           agree or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

5.2           Other Transactions

(a)           WikiPay shall not authorize or permit any officer, director or employee or any of WikiPay’s advisors, attorney, accountant, agent or other advisor or representative of WikiPay to, (i) solicit, initiate or knowingly encourage the submission of any Alternative Proposal, (ii) enter into any agreement with respect to a Alternative Proposal (except as otherwise provided herein) or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Alternative Proposal (except as otherwise provided herein); provided, however, that to the extent required by the fiduciary obligations of the board of directors of WikiPay, as determined in good faith by a majority of the members thereof (after receipt of advice from outside legal counsel to the board of directors of WikiPay) may, in response to unsolicited requests therefor, participate in discussions or negotiations with, or furnish information pursuant to a confidentiality agreement no less favorable to such party than the Confidentiality Agreement to, any Person who indicates a willingness to make a Superior Proposal. For all purposes of this Agreement, "Alternative Proposal" means any proposal for a merger, consolidation, share exchange, business combination or other similar transaction involving WikiPay or any proposal or offer to acquire, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of, WikiPay, other than the transactions contemplated by this Agreement and other than any transaction involving solely WikiLoan (which would not prevent or materially delay consummation of the Merger).

(b)           Neither the board of directors of WikiPay nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to WikiLoan, its approval or recommendation of this Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Alternative Proposal. Notwithstanding the foregoing, (A) the board of directors of WikiPay, to the extent required by its fiduciary obligations, as determined in good faith by a majority of the members thereof (after receipt of advice from outside legal counsel to the board of directors of WikiPay), may approve or recommend a Superior Proposal (and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement or the Merger) and (B) nothing contained in this Agreement shall prevent the board of directors of either WikiPay or WikiLoan from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to a Alternative Proposal. For all purposes of this Agreement, "Superior Proposal" means a bona fide written proposal made by a third party to acquire WikiPay pursuant to a tender or exchange offer, a merger, a share exchange, a sale of all or a substantial portion of its assets or otherwise on terms which a majority of the members of the board of directors of WikiPay determines in good faith (taking into account the advice of independent financial advisors) to be more favorable to WikiPay and WikiPay Stockholders than the Merger (and any revised proposal made by WikiLoan) and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the board of directors of WikiPay.

(c)           WikiPay shall notify WikiLoan promptly after receipt by WikiPay or WikiPay's knowledge of the receipt by any of its advisors of any Alternative Proposal or any request for non-public information in connection with an Alternative Proposal or for access to the properties, books or records of WikiPay by any Person that informs such party that it is considering making or has made an Alternative Proposal. Such notice shall be made orally and in writing and shall indicate the identity of the offer or and the terms and conditions of such proposal, inquiry or contact. WikiPay shall keep WikiLoan informed of the status and the details (including any change to the material terms) of any such Alternative Proposal or request for non-public information.

(d)           Notwithstanding anything to the contrary appearing in this Agreement, if WikiPay has received a Superior Proposal, its board of directors may, prior to approval of the Merger by WikiPay's stockholders, terminate this Agreement pursuant to Section 7 and 8, but only at a time that is more than 48 hours following receipt by WikiLoan of written notice advising WikiLoan that the board of directors of WikiPay is prepared to accept such Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the party making such Superior Proposal; provided, however, that concurrently with or immediately after such termination,  the board of directors of WikiPay shall cause WikiPay to enter into an acquisition agreement with respect to such Superior Proposal.

5.3           Stockholder Approval.

(a)           WikiPay and WikiLoan each shall call its respective stockholders meeting to be held as promptly as practicable for the purpose of voting upon this Agreement and the transactions contemplated hereby. Except as otherwise required by the fiduciary duties of their respective board of directors (as determined in good faith by each such board following the receipt of advice of its outside legal counsel to such effect), (i) WikiPay and WikiLoan will each, through their respective board of directors, recommend to their stockholders the approval and adoption of this Agreement and the Merger, and (ii) each of WikiPay and WikiLoan will use their respective best efforts to obtain the foregoing approval of their respective stockholders.

(b)           After the adoption of this Agreement by the stockholders of WikiPay and WikiLoan, WikiPay and WikiLoan will not (i) enter into any amendment to this Agreement that would alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of WikiPay Shares or WikiLoan Shares, or (ii) waive any condition set forth in Section 6, if such waiver would materially adversely affect the holders of WikiPay Shares or WikiLoan Shares.

5.4           Reasonable Efforts.

WikiLoan and WikiPay shall, and shall use all reasonable efforts to cause their respective Subsidiaries, as applicable, to: (i) promptly make all filings and seek to obtain all authorizations required under all applicable laws with respect to the Merger and the other transactions contemplated hereby and will reasonably consult and cooperate with each other with respect thereto; (ii) not take any action which would impair the ability of the parties to consummate the Merger; and (iii) use all reasonable efforts to promptly (x) take, or cause to be taken, all other actions and (y) do, or cause to be done, all other things reasonably necessary, proper or appropriate to satisfy the conditions set forth in Section 6 (unless waived) and to consummate and make effective the transactions contemplated by this Agreement on the terms and conditions set forth herein. Each party shall promptly notify the other party of any communication to that party from any Governmental Authority in connection with any required filing with, or approval or review by, such Governmental Authority in connection with the Merger and permit the other party reasonable time to review in advance any proposed communication to any Governmental Authority in such connection.

5.5           Access to Information.

Upon reasonable notice, WikiPay shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of WikiLoan ("WikiLoan Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books and records (including, subject to execution of appropriate access letters, the work papers of independent accountants), such access not to unreasonably interfere with WikiPay’s business or operations, and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such WikiLoan Representatives all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 5.6 shall affect or be deemed to modify any of the respective representations or warranties made by WikiPay.  Upon reasonable notice, WikiLoan shall furnish to officers, employees, counsel, accountants and other authorized representatives of WikiPay (“WikiPay Representatives”) such information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 5.6 shall affect or be deemed to modify any of the respective representations or warranties made by WikiLoan.  Each of WikiLoan and WikiPay agrees that it will not, and will cause the WikiLoan Representatives or WikiPay Representatives, as the case may be, not to, use any information obtained pursuant to this Section 5.6 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. All information obtained pursuant to this Section 5.6 shall be subject to the Confidentiality Agreement, which shall remain in full force and effect until consummation of the Merger or, if the Merger is not consummated, for the period specified therein; provided, however, that neither WikiLoan nor WikiPay shall be precluded from making any disclosure which it deems required by law.

5.6           Indemnification of Directors and Officers.

(a)           From and after the Effective Time, WikiLoan and the Surviving Corporation shall jointly and severally indemnify, defend and hold harmless the Indemnified Parties, as defined below, against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent provided by the certificates of incorporation, bylaws or agreements described in Exhibit 5.7 hereto of WikiPay (collectively, “WikiPay Indemnity Agreements”), and applicable law (and shall also, subject to Section 5.7(b), advance expenses as incurred to the fullest extent permitted under applicable law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); provided, however, that such indemnification shall be provided only to the extent any directors' and officers' liability insurance policy of WikiPay does not provide coverage and actual payment thereunder with respect to the matters that would otherwise be subject to indemnification hereunder (it being understood that WikiLoan or the Surviving Corporation shall, subject to Section 5.7(b), advance expenses on a current basis as provided in this paragraph (a) notwithstanding such insurance coverage to the extent that payments thereunder have not yet been made, in which case WikiLoan or the Surviving Corporation, as the case may be, shall be entitled to repayment of such advances from the proceeds of such insurance coverage. WikiLoan agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “Claim”), existing in favor of the present or former directors, officers, employees, fiduciaries, independent contractors and agents of WikiPay (collectively, the “Indemnified Parties”) as provided in the WikiPay Indemnity Agreements, as in effect as of the date hereof, with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted, made or commenced within such period shall continue until the final disposition of such Claim. WikiLoan or the Surviving Corporation shall maintain in effect for not less than six years after the Effective Time the current policies of directors' and officers' liability insurance maintained by WikiPay and WikiPay’s Subsidiaries with respect to matters occurring prior to the Effective Time; provided, however, that (i) WikiLoan or the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the Indemnified Parties with an insurance company or companies, the claims paying ability of which is substantially equivalent to the claims paying ability of the insurance company or companies providing such insurance coverage for directors and officers of WikiLoan and (ii) neither WikiLoan nor the Surviving Corporation shall not be required to provide insurance in excess of that presently provided under WikiPay’s current policies of directors and officers insurance.

(b)           In the event that any Claim relating hereto or to the transactions contemplated by this Agreement is commenced, before the Effective Time, the parties hereto agree to co-operate and use their respective reasonable efforts to vigorously defend against and respond thereto. Any Indemnified Party wishing to claim indemnification under paragraph (a) of Section 5.7, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify WikiLoan thereof, whereupon WikiLoan or the Surviving Corporation shall have the right, from and after the Effective Time, to assume and control the defense thereof, and upon such assumption, the WikiLoan and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof.  Notwithstanding the foregoing, if counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between WikiLoan or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain separate counsel and the Surviving Corporation or WikiLoan will pay all reasonable fees and expenses of such counsel; provided that WikiLoan and the Surviving Corporation will not be obligated pursuant to this sentence to pay in the aggregate for more than one firm of counsel for all Indemnified Parties in any jurisdiction, unless counsel for the Indemnified Parties determines that a conflict exists between one or more of the Indemnified Parties. Neither WikiLoan nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent.

(c)           This Section 5.7 is intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of WikiLoan and WikiPay and the Surviving Corporation.

5.7           Tax Matters.

Each of the parties shall use all reasonable efforts to cause the Merger to constitute a tax-free "reorganization" under Section 368(a) of the Code. None of the parties will knowingly take any action, and none of the parties will permit any of its Subsidiaries or Affiliates knowingly to take any action, that would cause the Merger to fail to qualify as a tax-free reorganization under Section 368(a) of the Code. Each of the parties shall use all reasonable efforts to permit PS Stephenson & Co, PC to issue their opinion provided in Section 6.3(d). Each party agrees to report the Merger on all tax returns and other filings as a tax-free reorganization under Section 368(a) of the Code.

5.8           Notices and Consents.

WikiPay and WikiLoan will each use reasonable best efforts to obtain any third party consents that any Party reasonably may request in connection with the matters referred to in Section 3.4 and Section 4.4 above, as applicable.

5.9           Regulatory Matters and Approvals.

Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3.4 and Section 4.4 above. Without limiting the generality of the foregoing:

(a)           The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, registrations, licenses, findings of suitability, consents, variances, exemptions, orders, approvals and authorizations of all third parties and Governmental Authorities which are necessary to consummate the transactions contemplated by this Agreement, including, without limitation, all filings required under the Hart-Scott-Rodino Act (“Governmental Approvals”), and to comply with the terms and conditions of all such Governmental Approvals. Each of the parties hereto shall use their reasonable best efforts to, and shall use their reasonable best efforts to cause their respective officers, directors and affiliates to, file within 15 days after the date hereof, and in all events shall file as promptly as  practicable after the date hereof, all required initial applications and documents in connection with obtaining the Governmental Approvals and shall act reasonably and promptly thereafter in responding to additional requests in connection therewith. WikiPay and WikiLoan shall have the right to review in advance, and to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to WikiPay or to WikiLoan, as the case may be, and any of their respective Subsidiaries, directors, officers and stockholders which appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, each of WikiPay and WikiLoan (the “Notifying Party”) will notify the other promptly of the receipt of comments or requests from any Governmental Authority relating to Governmental Approvals, and will supply the other party with copies of all correspondence between the Notifying Party or any of its representatives and any Governmental Authority with respect to Governmental Approvals; provided, however, that it shall not be required to supply the other party with copies of correspondence relating to the personal applications of individual applicants except for evidence of filing.

(b)           WikiPay and WikiLoan shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any approval needed from a Governmental Authority will not be obtained or that the receipt of any such approval will be materially delayed. WikiPay and WikiLoan shall take any and all reasonable actions necessary to vigorously defend, lift, mitigate and rescind the effect of any litigation or administrative proceeding adversely affecting this Agreement or the transactions contemplated hereby or thereby, including, without limitation, promptly appealing any adverse court or administrative order or injunction to the extent reasonably necessary for the foregoing purposes.

5.10           Notice of Developments.

Each Party will give prompt written notice to the other of any event causing a Material Adverse Effect on such Party, and of any other material adverse development that renders untrue in any material respect any of its own representations and warranties in Section 3 and Section 4 above. No disclosure by any Party pursuant to this Section, however, shall be deemed to amend or supplement the WikiLoan Disclosure Schedule or WikiPay Disclosure Schedule, respectively, or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

5.11           Covenants Regarding Closing Conditions.

Subject to the terms and conditions of this Agreement, each of the Parties will use its reasonable best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

5.12           Cooperation with Respect to Certain Litigation.

The Parties shall cooperate with each other in all reasonable respects with respect to, and shall each give the others a reasonable opportunity to participate in the defense of, any litigation against any Party or its directors relating to the transactions contemplated by this Agreement.

6.           CONDITIONS TO OBLIGATION TO CLOSE.

6.1           Conditions to Each Party's Obligations.

The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefited thereby, to the extent permitted by applicable law:

(a)           Stockholder Approval. The Merger shall have been duly approved and adopted by the WikiPay Stockholders and the WikiLoan Stockholders at the stockholder meetings contemplated by Section 5.3 above, in each case, in accordance with the DGCL and the certificates of incorporation and bylaws of WikiLoan and WikiPay, respectively (it being agreed that the condition set forth in this Section 8.1(a) shall not be waived by the parties).

(b)           Approvals.  All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties shall have received all other authorizations, consents, and approvals of Governmental Authorities referred to in Section 3.4 and Section 4.4 above;

(c)           No Injunction. There shall not be any order, decree, ruling or injunction of a court of competent jurisdiction or by a governmental, regulatory, or administrative agency or commission, and no law, statute, rule, or regulation shall have been promulgated or enacted by a Governmental Authority, which prohibits the consummation of the transactions contemplated by this Agreement or would otherwise impair the ability of WikiLoan to operate the business of WikiPay following the Closing, and there shall be no pending action, proceeding or investigation by or before any court or governmental entity challenging or seeking material damages in connection with the Merger, or otherwise attempting to limit the right of WikiLoan to continue the operations of WikiLoan, WikiPay and their respective Subsidiaries following the Closing. There shall not be in effect any judgment, writ, order, injunction or decree of any Governmental Authority of competent jurisdiction, restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement or permitting such consummation only subject to any condition or restriction that has or would have a Material Adverse Effect on WikiPay),or an effect on WikiLoan that, were such effect applied to WikiPay, would constitute a Material Adverse Effect on WikiPay).

(d)           Listing of WikiLoan Shares. The WikiLoan Shares required to be issued hereunder shall have been approved for listing on the Over The Counter System, subject only to official notice of issuance.

6.2           Conditions to Obligations of WikiLoan.

The respective obligations of WikiLoan to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions, any or all of which may be waived in whole or part by WikiLoan to the extent permitted by applicable law:

(a)           Representations and Warranties True. The representations and warranties of WikiPay contained herein or otherwise required to be made after the date hereof in a writing expressly referred to herein by or on behalf of WikiPay pursuant to this Agreement, to the extent qualified by materiality or Material Adverse Effect, shall have been true and, to the  extent not qualified by materiality or Material Adverse Effect, shall have been true in all material respects, in each case when made and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true, or true in all material respects, as the case may be, only as of the specified date).

(b)            Performance. WikiPay shall have performed or complied in all   material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

(c)           Compliance Certificates. WikiPay shall have delivered to WikiLoan an officer’s certificate, dated the date of the Closing, signed by an officer of WikiPay, certifying as to the fulfillment of the conditions specified in Sections 6.2(a) and 6.2(b), as well as a secretary’s certificate, dated the date of the Closing, signed by the secretary of WikiPay, certifying as to the truth and accuracy of the resolutions of the board of directors relating to the transaction contemplated hereby (a copy of which shall be included with such certificate).

(d)           Other Authorizations. All authorizations (other than those specified in Section 6.1(b) hereof) required in connection with the execution and delivery of this Agreement and the performance of the obligations hereunder shall have been made or obtained, without any limitation, restriction or  condition that has or would have a Material Adverse Effect on WikiPay (or an effect on WikiLoan that, was such effect applied to WikiPay, would constitute a Material Adverse Effect on WikiPay), except for such Authorizations the failure of which to have been made or obtained does not and would not, individually or in the aggregate, have a Material Adverse Effect on WikiPay (or an effect on WikiLoan that, was such effect applied to WikiPay and its Subsidiaries, would constitute a Material Adverse Effect on WikiPay).

(e)           Resignations.                                WikiLoan shall have received the resignations, effective as of the Closing, of each director and officer of WikiPay;

(f)           Actions.  All actions to be taken by WikiPay in connection with   consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to WikiLoan, except where it would not materially and adversely affect the transaction or consummation thereof;

6.3           Conditions to Obligations of WikiPay.

The obligations of WikiPay to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by WikiPay to the extent permitted by applicable law:

(a)           Representations and Warranties True. The representations and warranties of WikiLoan contained herein or otherwise required to be made after the date hereof in a writing expressly referred to herein by or on behalf of WikiLoan pursuant to this Agreement, to the extent qualified by materiality or Material Adverse Effect, shall have been  true and, to the extent not qualified by materiality or Material Adverse Effect, shall have been true in all material respects, in each case when made and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a  specified date, which need be true, or true in all material respects, as  the case may be, only as of the specified date).

(b)           Performance. WikiLoan shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

(c)           Compliance Certificate. WikiLoan shall have delivered to WikiPay an officer’s certificate, dated the date of the Closing, signed by an officer of WikiLoan certifying as to the fulfillment of the conditions specified in Sections 6.3(a) and 6.3(b), as well as a secretary’s certificate signed by the secretary of WikiLoan, certifying as to the truth and accuracy of the resolutions of the board of directors relating to the transaction contemplated hereby (a copy of which shall be included with such certificate).

(d)           Tax Opinion. WikiPay shall have received an opinion of Business Law Group, dated the Closing Date, to the effect that the Merger should be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Business Law Group may receive and rely upon representations contained in certificates of WikiLoan and WikiPay.

(e)           Other Authorizations. All authorizations (other than those specified in Section 6.1(b) hereof) required in connection with the execution and delivery of this Agreement and the performance of the obligations hereunder shall have been made or obtained, without any limitation, restriction or  condition that has or would have a Material Adverse Effect on WikiLoan (or an effect on WikiPay that, were such effect applied to WikiLoan, would constitute a Material Adverse Effect on WikiLoan), except for such authorizations the failure of which to have been made or obtained does not and would not, individually or in the aggregate, have a Material Adverse Effect on WikiLoan (or an effect on WikiPay that, were such effect applied to WikiLoan, would constitute a Material Adverse Effect on WikiLoan).

(f)           Actions.  All actions to be taken by WikiLoan in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to WikiPay, except where it would not materially and adversely affect the transaction or consummation thereof.

7.           TERMINATION

This Agreement may be terminated at any time prior to the Effective Time whether before or after approval of the matters presented in connection with the Merger by the WikiPay Stockholders and the WikiLoan Stockholders:

(a)           by mutual written consent of WikiPay and WikiLoan;

(b)           by either WikiLoan or WikiPay if the Merger shall not have been consummated within three months of the date hereof; provided, however, that the right to terminate this Agreement under this Section shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(c)           by either WikiLoan or WikiPay if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d)           by WikiLoan, if, at the meeting of the WikiPay Stockholders, the requisite vote of the WikiPay Stockholders in favor of the approval and adoption of this Agreement and the Merger shall not have been obtained and by WikiPay, if, at the meeting of the WikiLoan Stockholders, the requisite vote of the WikiLoan Stockholders in favor of the approval and adoption of this Agreement and the Merger shall not have been obtained;

(e)           by WikiPay, in accordance with Section 5.2; provided, however, that no termination pursuant to this Section shall be deemed effective unless WikiPay shall have complied in all material respects with all provisions contained in Section 5.2), including the notice provision therein, and the applicable requirements of Section 8.12, including the payment of the termination fee pursuant to Section 8.12(b);

(f)           by WikiPay if (i) the board of directors of WikiLoan or any committee thereof shall have withdrawn or modified in a manner adverse to WikiPay its approval of the Merger or this Agreement or (ii) such board or any committee thereof shall have resolved to take any of the foregoing actions; provided that nothing in this Section shall create any implication as to whether or not such an action by the board of directors of WikiLoan or any committee thereof, if taken, would constitute a breach of this Agreement;

(g)           by WikiLoan if (i) the board of directors of WikiPay or any committee thereof shall have, pursuant to Section 5.2, withdrawn or modified in a manner adverse to WikiLoan its approval or recommendation of the Merger or this Agreement, or approved or recommended any Superior Proposal or (ii) such board or any committee thereof shall have resolved to take any of the foregoing actions; provided, however, that no termination by WikiPay pursuant to this Section shall be deemed effective unless WikiPay shall have complied in all material respects with all provisions contained in Section 5.2, including the notice provision therein, and the applicable requirements of Section 8.12, including the payment of the termination fee pursuant to Section 8.12(b);

(h)           by WikiLoan if (i) the board of directors of WikiPay or any committee thereof shall have, other than pursuant to Section 5.2, withdrawn or modified in a manner adverse to WikiLoan its approval or recommendation of the Merger or this Agreement, or approved or recommended any Superior Proposal or (ii) such board or any committee thereof shall have resolved to take any of the foregoing actions; provided that nothing in this Section 7 shall create any implication as to whether or not such an action by the board of directors of WikiPay , or any committee thereof, if taken, would constitute a breach of this Agreement;

(i)           by WikiLoan or WikiPay, if there has been a breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement, which breach will cause the conditions set forth in Sections 6.1 and 6.3) (in the case of termination by WikiPay) or Sections 6.1 and 6.2 (in the case of termination by WikiLoan) not to be satisfied; then, and in the event of any termination of this Agreement under this Section 7, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party except for any liability of any Party then in breach and except as otherwise expressly provided herein, including pursuant to Section 8.12, and in the Confidentiality Agreement. Nothing appearing in this Section 7 shall be construed to restrict any Party's right to seek or obtain specific performance hereunder prior to termination of this Agreement or the Confidentiality Agreement.

8.           MISCELLANEOUS.

8.1           Survival.

None of the representations, warranties, and covenants of the Parties (other than the provisions in Section 5.7 and Section 5.11) will survive the Effective Time.

8.2           Press Releases and Public Announcements.

No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties, which consent shall not be unreasonably delayed or withheld; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

8.3           No Third Party Beneficiaries.

Except as provided by the terms of Section 5.7 and Section 5.11 hereof, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

8.4           Entire Agreement.

This Agreement (including all schedules and exhibits hereto) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

8.5           Succession and Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

8.6           Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

8.7           Headings.

The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.8           Notices.

All notices, requests, demands, claims, and other communications hereunder will be in writing and will either be hand delivered personally or by messenger, or sent by telecopier or by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to WikiPay:	9200 West Sunset Blvd Suite 625 Los Angeles, CA 920069 Attn: Mr. Edward DeFeudis
With copies to:	Business Law Group 3100 Donald Douglas Loop N. Santa Monica, CA 90405 Attn: Dennis J. Hawk
If to WikiLoan	WikiLoan, Inc. 1093 Broxton Avenue Suite 210 Los Angeles, CA 920024 Attn: Marco Garabaldi, CEO
With copies to:	Anslow & Jaclin, LLP 195 Route 9 south Manalapan, NJ 07726 Attn: Gregg Jaclin Esq.

Any notice given in compliance with this Section 8.8 shall be deemed effective upon receipt, if hand delivered or sent by telecopier, or three business days after mailing, if mailed in the manner set forth above. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

8.9           Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its conflicts of law principles, except that the laws of the State of Delaware will apply to the extent required in connection with the effectuation of the Merger.

8.10           Amendments and Waivers.

The Parties may amend any provision of this Agreement at any time prior to the Effective Time (whether before or after approval by the WikiPay Stockholders or the WikiLoan Stockholders) with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to WikiPay Stockholder approval or WikiLoan Stockholder approval will be subject to the restrictions contained in the DGCL. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.11           Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.12           Expenses.

(a)           Whether or not the Merger is consummated, all costs and expense incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses except as expressly provided herein, and except that (i) the filing fee in connection with the Hart-Scott-Rodino Act, and (ii) the expenses incurred in connection with the preparation, printing, and mailing of the Proxy Statement will be paid 50% by WikiLoan and 50% by WikiPay.  The provisions of this Section 8.12(a) will survive the Closing.

(b)           Upon the termination of this Agreement (i) by WikiPay pursuant to Section 7(e), or (ii) by WikiLoan pursuant to Section 7(g), WikiPay shall pay to WikiLoan upon demand a termination fee equal to WikiLoan’s out-of-pocket costs and expenses, including legal and accounting fees, incurred through the date of termination. WikiPay's payment of a termination fee pursuant to this Section Section 8.12(b) shall be the sole and exclusive remedy of WikiLoan against WikiPay and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment; provided that this limitation shall not apply in the event of a breach of this Agreement by WikiPay; and provided, further, that nothing in this Section 8.12(b) shall be construed to waive or limit any right of WikiLoan to seek or obtain specific performance hereunder, as against any other Person under any agreement executed and delivered in connection with the Merger. Except as provided in this Section 8.12(b), the remedies provided in this Agreement and the Confidentiality Agreement are cumulative and not exclusive of any remedies provided by law.

8.13           Construction.

Each of the Parties has participated in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted by all the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

8.14           Incorporation of Exhibits and Schedules.

The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

WIKILOAN, INC.

By: /s/ Marco Garibaldi________________
      Marco Garibaldi
Title: Chief Executive Officer

WIKIPAY, INC.

By: /s/ Edward DeFeudis_______________
      Mr. Edward DeFeudis
Title: Chief Executive Officer

EXHIBIT A

FAIRNESS OPINION

Board of Directors	As of January 23, 2012

WikiLoan, Inc.
Attn: Mr. Marco Garibaldi 1093 Broxton Avenue Suite 210
Los Angeles, CA 920024

Dear Sirs:

You have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, of the Consideration (as defined below) to be paid by WikiLoan, Inc., a Delaware corporation (the “Parent”) in the proposed merger (the “Merger”) with and into WikiPay, Inc., a Delaware corporation (the “Company”) pursuant to an Agreement and Plan of Merger by and among the Parent and the Company (the “Merger Agreement”).

Our understanding of the Merger may be summarized as follows:

1.	The Company shall merge with and into the Parent. Following the Merger, the Parent shall continue as the surviving corporation.

2.
The Parent shall pay as consideration in the Merger (the “Consideration”) shares of its convertible preferred stock at value per share to be determined at a later date. The Parent shall pay shares of the Parent Convertible Preferred Stock, which the Parent expects will be included in a Registration Statement with the Securities Exchange Commission (“SEC”).

3.	The Merger will qualify as a tax-free reorganization within the meaning of the Internal Revenue Code.

In connection with our opinion, among other things, we have: (i) reviewed the proposed form of the Merger Agreement that was described to us on January 10, 2012 and relied on representations of members of the management of the Parent that the financial terms of the Merger Agreement have been set as described above; (ii) met with certain members of the management of the Parent to discuss the Merger and related matters, including the Parent’s business, operations, historical and projected financial results, projections for the Company, and future prospects; (iii) reviewed documents filed by the Parent with the SEC for the quarterly periods ended October 31, 2011, July 31, 2011 and April 30, 2011, and for the fiscal years ended January 31, 2011, January 31, 2010 and January 31, 2009; (iv) reviewed certain internal operating and financial information relating to the Parent’s business and prospects following the Merger prepared and provided to us by the Parent, including income statement, cash flow, and balance sheet projections for the Company for the approximately five-year period ended December 31, 2015; (v) met with certain members of the management of the Company to

2161 San Joaquin Hills Road ◆ Newport Beach, CA 92660 ◆ 949-760-4821 (o) ◆ 949-640-0862 (f)
WWW.CBCAPITAL.COM

Mr. Marco Garibaldi 01/23/2012 Page 2	Personal & Confidential

discuss the Merger and related matters, including the Company’s business, operations, historical and projected financial results and future prospects; (vi) reviewed (A) audited financial statements of the Company at and for the fiscal years ended January 31, 2011, January 31, 2010 and January 31, 2009, and the accompanying Reports of Independent Accountants and (B) unaudited financial statements of the Company at and for the fiscal year ended December 31, 2011 provided to us by the Company’s management; (vii) reviewed certain internal operating and financial information relating to the Company’s business and prospects following the Merger prepared and provided to us by the Company, including income statement, cash flow, and balance sheet projections for the Company for the approximately four year period ended December 31, 2015; (viii) reviewed certain marketing materials provided to us by the Parent, including market size and acceptance studies performed internally by the Parent and by two separate external consultants retained by the Parent; (ix) reviewed the financial terms of certain other recent transactions involving companies that we deemed generally comparable to the Parent, the Company, and the Merger; (x) reviewed publicly available information for companies we have determined to be comparable to the Company; and (xi) conducted such other studies, analyses, inquiries, and investigations as we deemed appropriate.

In connection with our opinion, with your permission and without any independent verification (a) we have assumed that the documents to be prepared and used to effect the Merger will do so on the terms set forth in the Merger Agreement (as supplemented by representations of members of the management of the Parent that the financial terms of the Merger Agreement have been set as described above), without material modification, (b) we have relied on the accuracy and completeness of all the financial and other publicly available information reviewed by us or that was furnished or otherwise communicated to us by the Parent and the Company.

We have reviewed projections relating to the Company provided to us by the Parent and the Company in light of other information available to us as well as the discussions we have conducted with the Parent, the Company, and industry sources. Independent of the foregoing, we have assumed that such projections relating to the Company provided to us by the Parent and the Company were reasonably prepared based on assumptions reflecting the best currently available estimates and good-faith judgments of management of the Parent and the Company as to the most likely future performance of the Company and that the managements of the Parent and the Company do not have any information or belief that would make any such projections incomplete or misleading. We have not independently verified the accuracy or completeness of any of the information provided to us or obtained by us from publicly available sources and do not take any responsibility with respect to any such information. We have not made an independent valuation or appraisal of the assets or liabilities of the Company and have not been furnished with any such valuation or appraisal. We have assumed that the Merger will qualify as a tax-free reorganization within the meaning of the Internal Revenue Code. We have also assumed that the Merger will be consummated in a timely manner without any regulatory limitations, restrictions, conditions, amendments, or modifications that collectively would have an adverse effect on the Parent and that there has been no material change in the business, condition (financial or other) or prospects of the Company since the respective dates of the information provided to us.

Mr. Marco Garibaldi 01/23/2012 Page 3	Personal & Confidential

We do not express any opinion as to the price or range of prices at which the Parent Common Stock might trade subsequent to announcement of the Merger or prices or range of prices at which the shares of the Parent Common Stock will trade after consummation of the Merger.

CB Capital Partners (“CBCP”) may be engaged by the Parent to provide certain investment banking and financial advisory services for which we received our customary fees. In the ordinary course of business, CBCP might actively trade the securities of the Parent for our own account and for the account of our customers and, accordingly, might at any time hold a long or short position in those securities.

We have not been requested to, and did not, solicit third-party indications of interest in acquiring all or any portion of the stock of the Company. Furthermore, we have not participated in the negotiation of the Merger, provided any legal or other advice regarding the Merger or advised you with respect to any possible alternatives to the Merger.

It is understood that this letter is provided to the Board of Directors of the Parent for its use in considering the proposed Merger. This opinion does not constitute a recommendation to the Board of Directors of the Parent or any holders of common stock of the Parent or the Company as to how to vote in connection with the Merger. This opinion does not address the Parent’s underlying business decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Parent or the effects of any other transaction in which the Parent might engage. This letter is not to be used for any other purpose, or to be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in a registration statement relating to the Registered Shares. Our opinion is subject to the assumptions and conditions contained in this letter and is necessarily based on economic, market, and other conditions, and the information made available to us, as of the date of this letter. We assume no responsibility, and do not intend, to update or revise our opinion based on circumstances or events occurring after the date of this letter.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the fair valuation, from a financial point of view, of the post merged WikiLoan and WikiPay Company is between $24MM and $31MM.

Very truly yours,

CB CAPITAL PARTNERS, INC.

WikiLoan Disclosure Schedule

Section 4.1 (b) “Corporate Organization”
a)	WikiLoan does not have any subsidiaries

Section 4.9 “Brokers' Fees”
a)
WikiLoan does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, except to CB Capital Partners, Inc.

Section 4.10 “Tax and Accounting Matters”
a)	There is no dispute or claim concerning any Tax liability of WikiLoan.

Section 4.11 “Real Property”
a)
WikiLoan owns office funiture, computers and servers.  WikiLoan is not in violation of zoning, safety or other property related laws.  There are no liens or encumbrances on WikiLoan's real property.  WikiLoan is fully effective in all subject matters of its lease.

Section 4.14 “Employee Benefit Plans”
a)	WikiLoan does not have any Employee Benefit Plans.

Section 4.16 “Material Contracts”
a)	WikiLoan has no material contracts

Section 4.18 “Environmental”
a)	WikiLoan does not have any knowledge of or liability for any environmental issues from leased properties.

Section 4.20 “Intellectual Property”
a)	WikiLoan owns the WikiLoan trademark, website and all code for proprietary hardware and software systems in place.

Section 4.25 “Customers”
a)	WikiLoan does not have any significant customers.

Seciton 4.26 “Suppliers”
a)	WikiLoan relies on Idology, AVPS, and Rapid Credit Reports for services and has good working relationships with all three.

Section 4.28 “Product Liability”
a)	WikiLoan does not have any pending, threatened of likely product liability claims.

WikiPay Disclosure Schedule

Section 3.14 “Employee Benefit Plans”
a)	WikiPay does not have any Employee Benefit Plans.

Section 3.16 “Material Contracts”
a)	WikiPay is doing business with Prouty Co.
b)	WikiPay is issuing prepaid debit cards through TAC Financial
c)	WikiPay has signed an MOU with Agrobursa
d)
WikiPay has signed NDAs and is working on signing contracts with Caja Popular, Bancomer, Yankee USA, Gringo USA, Inter-National Bank, Telecom, Banorte, MasterCard, Pago Todo, Credifiel, Sofagro, Telcel, and Grupo Salinas.

Section 3.18 “Environmental”
a)	WikiPay does not have any knowledge of or liability for any environmental issues from leased properties.

Section 3.19 “Anti-Takeover Statutes and Devices”
a)	WikiPay does not have any rights plans, poison pills or other anti-takeover devices in place.

Section 3.20 “Intellectual Property”
a)	WikiPay owns the WikiPay trademark, website and all code for proprietary hardware and software systems in place, proxy integration of record keeping, SMS and MMS messaging.

Section 3.25 “Customers”
a)	The three major customers for WikiPay include Prouty Co., TAC Financial, and Agrobursa.

Section 3.26 “Suppliers”
a)	WikiPay has only one supplier that we depend on for goods or services, which is TAC Financial which issues our prepaid VISA debit cards.

Section 3.28 “Product Liability”
a)	WikiPay does not have any pending, threatened of likely product liability claims.

Section 3.30 “Disclosure”
a)	WikiPay has disclosed all material facts to WikiLoan, Inc.